EXHIBIT 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
PARK-OHIO HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Other	675,000	$18.97	$12,804,750	$153.10 per $1 million	$1,960.41
	Total Offering Amount	-	-	-	$12,804,750	-	$1,960.41
	Total Fee Offsets	-	-	-	-	-	0
	Net Fee Due	-	-	-	-	-	$1,960.41
(1) Represents the number of shares of common stock, par value $1.00 per share (“Common Stock”), of Park-Ohio Holdings Corp. (the “Registrant”), available pursuant to the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan (Amended and Restated Effective May 15, 2025) (the “Plan”) being registered hereon.
(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become available pursuant to any anti-dilution provisions of the Plan.
(3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations of the Securities Act, on the basis of the average high and low sale prices of the Common Stock on The Nasdaq Stock Market on May 22, 2025, a date that is within five business days prior to filing.